Exhibit (a)(7)


                [FORM OF LETTER TO OPTION HOLDERS WITH RESPECT TO
             AMENDMENTS TO THE OFFER TO EXCHANGE AND ELECTION FORM]

                          MEDSOURCE TECHNOLOGIES, INC.

                          110 CHESHIRE LANE, SUITE 100

                          MINNEAPOLIS, MINNESOTA 55305



                                  May 19, 2003

Dear MedSource Employees and Directors:

     On May 8, 2003, we filed with the Securities and Exchange Commission materials relating to our stock option exchange program. On May 19, 2003, we filed amended documents with the Commission.

     Set forth below is a description of the material amendments:

     1.   Updated Financial Information:

     We revised Item 9 of the Offer to Exchange ("Information about MedSource Technologies, Inc.") by replacing our financial information for the quarter ended December 29, 2002 with our financial information for the quarter ended March 30, 2003, which is set forth below:

                                                        THREE MONTHS ENDED               NINE MONTHS ENDED
                                                  ------------------------------- ---------------------------------
                                                     MARCH 30,       MARCH 31,       MARCH 30,       MARCH 31,
                                                       2003            2002            2003             2002
                                                  ---------------- -------------- --------------- -----------------

Revenues.......................................         $44,511       $42,150         $130,135        $114,306
Costs and expenses:
   Cost of product sold........................          34,007        31,483           97,989          86,099
   Selling, general and administrative expense.
                                                          8,379         8,283           24,475          22,550
   Restructuring charges.......................           1,948             -            1,948               -
   Goodwill impairment.........................          30,000             -           30,000               -
                                                  ---------------- -------------- --------------- -----------------
Operating (loss) income........................         (29,823)        2,384          (24,277)          5,657
                                                  ---------------- -------------- --------------- -----------------

Interest expense, net..........................            (596)       (2,363)          (1,776)         (7,248)
Other income (expense).........................               6        (2,857)              28          (2,867)
                                                  ---------------- -------------- --------------- -----------------

Loss before income taxes ......................         (30,413)       (2,836)         (26,025)         (4,458)
Income tax (expense) benefit...................             (12)            3              (27)              3
                                                  ---------------- -------------- --------------- -----------------
Net loss.......................................         (30,425)       (2,833)         (26,052)         (4,455)

Preferred stock dividends and accretion of
   discount on preferred stock.................               -       (25,817)               -         (31,139)
                                                  ---------------- -------------- --------------- -----------------
Net loss attributed to common stockholders             ($30,425)     ($28,650)        ($26,052)       ($35,594)
                                                  ================ ============== =============== =================






Net loss per share attributed to common
   stockholders

          Basic and diluted....................          ($1.10)        ($4.01)         ($0.95)         ($6.06)
                                                  ================ ============== =============== =================

Weighted average common shares
   outstanding
          Basic and diluted....................      27,639,127      7,146,444      27,413,489       5,876,987

OTHER FINANCIAL DATA:
Ratio of earnings to fixed charges.............          (50.03)          1.01           (13.6)           0.78



BALANCE SHEET DATA:                                     MARCH 30, 2003             JUNE 30, 2002
                                                         (UNAUDITED)
Cash and cash equivalents.........................        $14,126                  $38,268
Current assets....................................         66,295                   85,204
Property, plant and equipment, net................         52,030                   42,045
Total assets......................................        229,784                  247,829
Total current liabilities.........................         29,153                   25,087
Total stockholders equity.........................        164,785                  186,320

OTHER FINANCIAL DATA:
Book Value Per Share..............................          $5.96                   $24.70


     2.   Beneficial Ownership of our Securities by Executive Officers and
Directors:

     We have added to Schedule A to the Offer to Exchange the following information as to the beneficial ownership of our securities by our executive officers and directors as of May 8, 2003, as follows:

     The following table sets forth information, as of May 8, 2003, regarding the beneficial ownership of our common stock by each of our directors and executive officers. We have determined beneficial ownership in accordance with the rules of the SEC and, as a result, include voting and investment power with respect to shares. The percentage of ownership of common stock for each stockholder is based on 28,683,225 shares of our common stock outstanding as of May 8, 2003. The number of shares of our common stock outstanding used in calculating the percentage for each listed person includes the shares of our common stock underlying the options and warrants held by that person that are exercisable within 60 days following May 8, 2003.

                                     NUMBER OF SHARES       PERCENTAGE OF SHARES
BENEFICIAL OWNER                    BENEFICIALLY OWNED       BENEFICIALLY OWNED
----------------                    ------------------       ------------------
Richard J. Effress..............           897,958(a)                3.1%
William J. Kullback.............           115,000(b)                  *
Daniel Croteau..................           171,025(c)                  *
Robert R. Snider................           232,260(d)                  *
Ralph Polumbo...................           168,640(e)                  *
Rick McWhorter..................            76,002(f)                  *
Rolf Dahl.......................            90,890(g)                  *

William G. Ellerkamp ...........            61,475(h)                  *
Douglas W. Woodruff ............            27,306(i)                  *
Joseph Ciffolillo...............            63,090(j)                  *
John Galiardo...................            67,273(k)                  *
William J. Kidd.................         2,251,038(l)                7.8%
T. Michael Long.................         3,434,528(m)               12.0%
Ross Manire ....................            98,825(n)                  *
Carl S. Sloane..................            52,995(o)                  *
___________
* Represents less than 1% of our outstanding common stock.

(a) Includes (1) 250,000 shares of our common stock issuable upon exercise of options that are exercisable on or within 60 days of May 8, 2003; (2) 644,234 shares of our common stock (of which 244,444 shares were issued as "restricted stock" awards that are subject to vesting in the future) beneficially owned by a family limited partnership, the general partner of which is a limited liability company in which Mr. Effress's spouse held, as of May 8, 2003, a majority interest, and Mr. Effress held, as of May 8, 2003, a minority interest, and the limited partner of which is Mr. Effress's spouse, as to which shares Mr. Effress disclaims beneficial ownership; and (3) 3,724 shares of our common stock beneficially owned by a trust established for the benefit of Mr. Effress`s current and future children, as to which shares Mr. Effress disclaims beneficial ownership.
(b) Includes 100,000 shares of our common stock issued as "restricted stock" awards that are subject to vesting in the future.
(c) Includes (1) 111,110 shares of our common stock issued as "restricted stock" awards that are subject to vesting in the future; and (2) 57,905 shares of our common stock issuable upon exercise of options that are exercisable on or within 60 days of May 8, 2003.
(d) Includes (1) 111,110 shares of our common stock issued as "restricted stock" awards that are subject to vesting in the future; and (2) 65,000 shares of our common stock issuable upon exercise of options that are exercisable on or within 60 days of May 8, 2003.
(e) Includes (1) 88,890 shares of our common stock issued as "restricted stock" awards that are subject to vesting in the future; and (2) 73,750 shares of our common stock issuable upon exercise of options that are exercisable on or within 60 days of May 8, 2003.
(f) Includes 55,000 shares of our common stock issuable upon exercise of options that are exercisable on or within 60 days of May 8, 2003.
(g) Includes 88,890 shares of our common stock issued as "restricted stock" awards that are subject to vesting in the future.
(h) Includes 52,509 shares of our common stock issuable upon exercise of options that are exercisable on or within 60 days of May 8, 2003.
(i) Includes 25,135 shares of our common stock issuable upon exercise of options that are exercisable on or within 60 days of May 8, 2003.
(j) Includes (1) 13,333 shares of our common stock issued as "restricted stock" awards that are subject to vesting in the future; (2) 19,275 shares of our common stock issuable upon exercise of options that are exercisable on or within 60 days of May 8, 2003; and (3) 28,178 shares of our common stock beneficially owned by River Edge Partners, Inc., as to which shares Mr. Ciffolillo disclaims beneficial ownership.
(k) Includes (1) 13,333 shares of our common stock issued as "restricted stock" awards that are subject to vesting in the future; and (2) 23,025 shares of our common stock issuable upon exercise of options that are exercisable on or within 60 days of May 8, 2003.

(l) Includes (1) 735,159 shares of our common stock beneficially owned by Mr. Kidd's wife (of which 9,566 shares of our common stock are issuable upon exercise of warrants that are exercisable on or within 60 days of May 8,
     2003), as to which shares Mr. Kidd disclaims beneficial ownership; (2) 835,690 shares of our common stock beneficially owned by various trusts established for the benefit of Mr. Kidd's children (of which 28,700 shares of our common stock are issuable upon exercise of warrants that are exercisable on or within 60 days of May 8, 2003), as to which shares Mr. Kidd disclaims beneficial ownership; (3) 665,098 shares of our common stock beneficially owned by a limited liability company, 99% of the interests of which are held by a trust for the benefit of Mr. Kidd's spouse and descendants and of which Mr. Kidd's spouse is a trustee, as to which shares Mr. Kidd disclaims beneficial ownership; (4) 13,333 shares of our common stock issued as "restricted stock" awards that are subject to vesting in the future; (5) 1,233 shares of our common stock issuable upon exercise of warrants that are exercisable on or within 60 days of May 8, 2003; and (6) 525 shares of our common stock issuable upon exercise of options that are exercisable on or within 60 days of May 8, 2003.
(m) Includes (1) 13,333 shares of our common stock issued as "restricted stock" awards that are subject to vesting in the future; and (2) 525 shares of our common stock issuable upon exercise of options that are exercisable on or within 60 days of May 8, 2003. Mr. Long, a general partner of Brown Brothers Harriman & Co., which is the general partner of The 1818 Fund III, L.P., may be deemed to be the beneficial owner of 3,418,366 shares held of record by The 1818 Fund III, L.P. due to his role as co-manager of The 1818 Fund III, L.P. Mr. Long disclaims beneficial ownership of the shares beneficially owned by The 1818 Fund III, L.P.
(n) Includes (1) 13,333 shares of our common stock issued as "restricted stock" awards that are subject to vesting in the future; (2) 19,275 shares of our common stock issuable upon exercise of options that are exercisable on or within 60 days of May 8, 2003; (3) 48,833 shares of our common stock beneficially owned by Manire Limited Partnership, as to which Mr. Manire disclaims beneficial ownership; and (4) 16,666 shares of our common stock issuable upon exercise of warrants that are exercisable on or within 60 days of May 8, 2003. Mr. Manire is a director and officer of Odyssey Corp., the general partner of Manire Limited Partnership.
(o) Includes (1) 13,333 shares of our common stock issued as "restricted stock" awards that are subject to vesting in the future; (2) 23,025 shares of our common stock issuable upon exercise of options that are exercisable on or within 60 days of May 8, 2003; and (3) 8,333 shares of our common stock issuable upon exercise of warrants that are exercisable on or within 60 days of May 8, 2003.

     3    Election Form: We have revised the Election Form by deleting the acknowledgment by each option holder that he or she has read the Offer to Exchange.

     If you have any questions with respect to the foregoing, please contact Joyce Snow at (952) 807-1304 or jsnow@medsourcetech.com.

                                        Sincerely,



                                        /s/ Richard J. Effress
                                        ----------------------------------------
                                        Richard J. Effress
                                        Chief Executive Officer and Chairman
                                          of the Board of Directors